                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 1996-1
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]         Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]         Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]         Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]         Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 57

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 1996-2
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]          Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]          Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]          Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]          Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 48

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 1997-1
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]          Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]          Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]          Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]          Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 73

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 1997-2
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]          Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]          Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]          Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]          Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 95

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 1998-1
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]           Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]           Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]           Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]           Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 65

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 1998-2
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]            Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]            Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]            Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]            Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 62

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title:    Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 1999-1
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]           Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]           Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]           Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]           Rule 15d-6               [   ]

Approximate number of holders of record as of the certification or notice date: 81

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 1999-2
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]           Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]           Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]           Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]           Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 61

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 2000-1
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]             Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]             Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]             Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]             Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 57

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 2000-2
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]           Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]           Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]           Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]           Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 66

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-30082

             J.P. Morgan Chase Commercial Mortgage Securities Corp.
              (f/k/a "Chase Commercial Mortgage Securities Corp.")
             (Exact name of registrant as specified in its charter)

                                 270 Park Avenue
                               New York, NY 10017
                                 (212) 834-9280
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.), Mortgage Pass-Through Certificates, Series 2000-3
            (Title of each class of securities covered by this Form)

                                 Not Applicable

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]           Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]           Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]           Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]           Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 44

         Pursuant to the requirements of the Securities Exchange Act of 1934, J.P. Morgan Chase Commercial Mortgage Securities Corp. (f/k/a Chase Commercial Mortgage Securities Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 24, 2001                    BY:  /s/ Bianca A. Russo
                                                --------------------------------
                                                Name:  Bianca A. Russo
                                                Title: Vice President